                                                                     EXHIBIT 2.2



                             SUPPLEMENTAL AGREEMENT





                                     BETWEEN




                       HUNTINGTON BANCSHARES INCORPORATED




                                       AND




                             EMPIRE BANC CORPORATION



                             DATED FEBRUARY 4, 2000

                                TABLE OF CONTENTS




ARTICLE 1 - DEFINITIONS.................................................      20

      1.1   Definitions Contained Elsewhere in this Agreement...........      20

      1.2   Definitions Contained in the Merger Agreement...............      21

      1.3   Additional Definitions......................................      21

      1.4   Interpretations.............................................      29

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF EMPIRE....................      30

      2.1   Organization, Standing, and Power...........................      30

      2.2   Authority; No Breach By Agreement...........................      30

      2.3   Capital Stock...............................................      31

      2.4   Empire Subsidiaries.........................................      32

      2.5   Financial Statements........................................      32

      2.6   Absence of Undisclosed Liabilities..........................      32

      2.7   Absence of Certain Changes or Events........................      33

      2.8   Tax Matters.................................................      34

      2.9   Assets and Insurance........................................      35

      2.10  Environmental Matters.......................................      36

      2.11  Compliance with Laws........................................      37

      2.12  Labor Relations.............................................      38

      2.13  Employee Benefit Plans......................................      38

      2.14  Material Contracts..........................................      40




      2.15  Legal Proceedings..........................................       41

      2.16  Reports....................................................       41

      2.17  Statements True and Correct................................       42

      2.18  Tax and Regulatory Matters.................................       42

      2.19  State Takeover Laws........................................       42

      2.20  Charter Provisions.........................................       42

      2.21  Compliance with Certain Laws...............................       42

      2.22  Community Reinvestment Act Compliance......................       43

      2.23  Acquisition Transactions...................................       43

      2.24  Lump Sum Payment, Release and Waiver Agreements............       43

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF HUNTINGTON...............       43

      3.1   Organization, Standing, and Power..........................       43

      3.2   Authority; No Breach By Agreement..........................       44

      3.3   Capital Stock..............................................       45

      3.4   Huntington Subsidiaries....................................       45

      3.5   Financial Statements.......................................       46

      3.6   Absence of Undisclosed Liabilities.........................       46

      3.7   Absence of Certain Changes or Events.......................       46

      3.8   Tax Matters................................................       47

      3.9   Assets and Insurance.......................................       47

      3.10  Compliance with Laws  .....................................       48

      3.11  Employee Benefit Plans.....................................       49




      3.12  Legal Proceedings............................................     49

      3.13  Reports......................................................     49

      3.14  Statements True and Correct..................................     50

      3.15  Tax and Regulatory Matters...................................     50

      3.16  Community Reinvestment Act Compliance........................     50

ARTICLE 4 - MUTUAL COVENANTS OF THE PARTIES.............................      51

      4.1   Adverse Changes in Condition.................................     51

      4.2   Reports......................................................     51

      4.3   Registration Statement; Proxy Statement; Shareholder Approval     51

      4.4   Applications.................................................     52

      4.5   Agreement as to Efforts to Consummate........................     52

      4.6   Investigation and Confidentiality............................     52

      4.7   Press Releases...............................................     53

      4.8   Tax Treatment................................................     53

      4.9   No Rights Triggered..........................................     53

ARTICLE 5 - COVENANTS OF EMPIRE.........................................      53

      5.1   Conduct of the Business......................................     53

      5.2   Negative Covenants of Empire.................................     54

      5.3   Certain Actions..............................................     56

      5.4   Agreements with Respect to Affiliates........................     57

      5.5   Certain Policies of Empire...................................     57

      5.6   Title Insurance..............................................     58




      5.7   Surveys.....................................................      58

      5.8   Environmental Assessment....................................      58


ARTICLE 6 - COVENANTS OF HUNTINGTON.....................................      59

      6.1   Negative Covenants of Huntington............................      59

      6.2   Nasdaq Listing..............................................      59

      6.3   Employee Benefits and Contracts.............................      59

      6.4   Indemnification of Directors and Officers...................      61

      6.5   Stock Options...............................................      61

ARTICLE 7 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........      62

      7.1   Conditions to Obligations of Each Party.....................      62

      7.2   Conditions to Obligations of Huntington.....................      63

      7.3   Conditions to Obligations of Empire.........................      65

ARTICLE 8 - CLOSING.....................................................      66

ARTICLE 9 - TERMINATION.................................................      66

      9.1   Termination.................................................      66

      9.2   Effect of Termination.......................................      66

      9.3   Non-Survival of Representations and Covenants...............      68

ARTICLE 10 - MISCELLANEOUS..............................................      68

     10.1   Expenses....................................................      68

     10.2   Termination Fee.............................................      68

     10.3   Brokers and Finders.........................................      69

     10.4   Entire Agreement............................................      69





     10.5    Amendments.................................................      70

     10.6    Waivers....................................................      70

     10.7    Assignment.................................................      70

     10.8    Notices....................................................      70

     10.9    Governing Law..............................................      71

     10.10   Counterparts...............................................      71

     10.11   Captions...................................................      71

     10.12   Interpretations............................................      71

     10.13   Enforcement of Agreement...................................      72

     10.14   Severability...............................................      72

     10.15   Benefit....................................................      72

     EXHIBITS:

     1       Warrant Purchase Agreement

     2       Matters as to which Howard & Howard Attorneys, P.C. Shall Opine

     3       Matters as to which Porter, Wright, Morris & Arthur LLP Shall Opine

                             SUPPLEMENTAL AGREEMENT


         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made and entered into as of February 4, 2000, between EMPIRE BANC CORPORATION ("Empire"), a Michigan corporation having its principal office located in Traverse City, Michigan; and HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio.


                                    RECITALS:

         A. Huntington is a registered bank holding company under the BHC Act.

         B. Empire is a registered bank holding company under the BHC Act.

         C. Concurrently with the execution and delivery of this Agreement, the Parties are entering into (1) an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Empire into Huntington in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger"), and (2) a certain Warrant Purchase Agreement, in the form attached as Exhibit 1 (the "Warrant Purchase Agreement"), and Empire is issuing to Huntington a certain Warrant, in the form attached as Attachment A to the Warrant Purchase Agreement (the "Warrant"). This Agreement, together with the Merger Agreement, the Warrant Purchase Agreement, and the Warrant are sometimes collectively referred to as the "Merger Documents."

         D. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other party to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.


                                   AGREEMENT:

          NOW, THEREFORE, in consideration of the above recitals and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For purposes of this

Agreement, the following terms shall have the meanings ascribed to them in the Preamble or Recitals of this Agreement:

         this "AGREEMENT";

         "EMPIRE";

         "HUNTINGTON";

         the "MERGER";

         the "MERGER AGREEMENT";

         the "MERGER DOCUMENTS";

         the "WARRANT";

         the "WARRANT PURCHASE AGREEMENT";

         1.2 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Merger Agreement:

         the "DIRECTOR PLANS";

         the "EFFECTIVE DATE";

         the "EFFECTIVE TIME";

         "EMPIRE COMMON";

         the "EMPIRE STOCK OPTION PLAN";

         the "EMPIRE STOCK OPTIONS";

         "HUNTINGTON COMMON"; and

         the "SURVIVING CORPORATION";

         1.3 ADDITIONAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         "401(K) PLAN" shall mean the Empire National Bank Savings, Investment and Retirement Plan.

         "ACQUISITION TRANSACTION" shall mean a transaction involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of Empire, including, but not limited to, a Tender Offer, involving any Person other than Huntington or a Huntington Affiliate, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of Empire or of the bank owned by Empire, to any Person other than Huntington or a Huntington Affiliate, or (C) a merger or consolidation involving Empire and any Person other than Huntington or a Huntington Affiliate, other than a transaction pursuant to which Empire will be the surviving corporation and the current shareholders of Empire will be the owners of a majority of the stock of the surviving corporation following the transaction.

         "AFFILIATE" of a Person shall mean: (A) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (B) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (C) any other Person for which a Person described in clause (B) acts in any such capacity.

         "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "DEFAULT" shall mean (A) any breach or violation of or default under any Contract, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any

Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "DISCLOSURE MEMORANDUM" shall mean the written information entitled "Disclosure Memorandum" delivered by Empire to Huntington prior to the date of this Agreement identifying the matters contained therein and, with respect to each disclosure made, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "EMPIRE BANK" shall mean The Empire National Bank of Traverse City, a wholly owned subsidiary of Empire.

         "EMPIRE BONUS PLAN" shall mean the Empire Profit Sharing and Incentive Plan, as in effect as of the date of this Agreement.

         "EMPIRE BONUS PLAN PARTICIPANTS" shall mean all employees of Empire who are listed in Section 6.3(c) of the Disclosure Memorandum as participants in the Empire Bonus Plan on the Effective Date (which list may be updated on the day immediately preceding the Effective Date).

         "EMPIRE BONUS POOL" shall mean the estimated aggregate dollar amount that would be or become payable under the Empire Bonus Plan for the entire 2000 calendar year, in the agreed amount of $1,153,000 (which amount was calculated without regard to any accounting or accrual adjustments that may be required under or resulting from the Merger Documents or the transactions contemplated thereby), multiplied by a fraction, the numerator of which is the number of days between January 1, 2000, and the Effective Date (inclusive), and the denominator of which is 366.

         "EMPIRE COMPANIES" shall mean Empire and all Empire Subsidiaries.

         "EMPIRE COMPANY" shall mean Empire and/or any Empire Subsidiary.

         "EMPIRE FINANCIAL STATEMENTS" shall mean (A) the consolidated balance sheets of Empire (including related notes and schedules, if any) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, with the report thereon of Crowe, Chizek and Company LLP, as filed by Empire in SEC Documents; (B) the audited or unaudited consolidated balance sheets of Empire (including related notes and schedules, if any), and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in SEC Documents filed by Empire with respect to periods ended subsequent to December 31, 1998; and (C) the financial information included in the "Report to Management December 1999" previously delivered to Huntington (the "December Report").

         "EMPIRE RIGHTS AGREEMENT" shall mean the Rights Agreement, dated December 19, 1990, as amended, between Empire and Empire Bank, as Rights Agent.

         "EMPIRE SUBSIDIARIES" shall mean the Subsidiaries of Empire, which shall include the Empire Subsidiaries described in Section 2.4 of the Disclosure Memorandum and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Empire after the date of this Agreement and owned by Empire at the Effective Time.

         "EMPLOYEE BENEFIT PLAN" or "BENEFIT PLAN" of a Party shall mean any and all employee benefit plans of such Party, including, but not limited to, all ERISA Plans and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by a Party or any Subsidiary of that Party for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including CERCLA, RCRA, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substance.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning provided in Section 2.13 of this Agreement.

         "ERISA PLAN" of a Party shall mean an Employee Benefit Plan of that Party or any Subsidiary of such Party which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "ESOP" shall mean the Empire National Bank Employee Stock Ownership
Plan.

         "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are incorporated by reference in, and made a part of, this Agreement and may be referred to in this Agreement and any other related instrument or document without being attached to this Agreement.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "GOVERNING DOCUMENTS" of a Person shall mean, collectively, the charter, articles of incorporation, certificate of incorporation, bylaws, and regulations, as applicable, of such Person and any and all other documents governing the internal affairs of such Person.

         "HAZARDOUS SUBSTANCE" shall mean (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HUNTINGTON CAPITAL STOCK" shall mean, collectively, the Huntington Common, the Huntington Preferred Stock, and any other class or series of capital stock of Huntington.

          "HUNTINGTON COMPANIES" shall mean, collectively, Huntington and all Huntington Subsidiaries.

         "HUNTINGTON FINANCIAL STATEMENTS" shall mean (A) the consolidated balance sheets of Huntington (including related notes and schedules, if any) as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, with the report thereon of Ernst & Young LLP, as filed by Huntington in SEC Documents, and (B) the unaudited consolidated balance sheets of Huntington (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

         "HUNTINGTON PREFERRED STOCK" shall mean the "blank" serial preferred stock of Huntington, without par value.

         "HUNTINGTON RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Huntington Rights Agreement.

         "HUNTINGTON RIGHTS AGREEMENT" shall mean that certain Rights Agreement; dated as of February 22, 1990, as amended, between Huntington and The Huntington Trust Company, N.A., as Rights Agent.

         "HUNTINGTON SUBSIDIARIES" shall mean the Subsidiaries of Huntington, whether currently a Subsidiary of Huntington or acquired as a Subsidiary of Huntington after the date of this Agreement and owned by Huntington at the Effective Time.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known after reasonable investigation by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, ("in-house") General Counsel, any ("in-house") Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

         "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (A) Liens for current property Taxes not yet due and payable, (B) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of banking business, and (C) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental, or other examination or investigation, hearing, inquiry, administrative, or other proceeding, by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (A) the financial position, business, or results of operations of such Party and its Subsidiaries, taken individually (except with respect to the Empire Companies, such impact shall be measured individually only as to Empire and Empire Bank),or as a whole, or (B) the ability of such Party to perform its obligations under the Merger Documents or to consummate the Merger or the other transactions contemplated by the Merger Documents.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Auto-mated Quotations System.

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "OPERATIONAL REAL PROPERTY" shall mean the Real Property owned or leased by any Empire Company and used in the operation of its business.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the "management," as such term is defined in CERCLA, and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either Empire or Huntington, and "Parties" shall mean both Empire and Huntington.

          "PENSION PLAN" of a Party shall mean any ERISA Plan of that Party or any Subsidiary of such Party which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PROXY STATEMENT" shall mean the proxy statement used by Empire to solicit the approval of its shareholders of the transactions contemplated by the Merger Documents which shall include the prospectus of Huntington relating to the issuance of shares of Huntington Common to holders of shares of Empire Common.

         "RABBI TRUSTS" shall mean collectively, the Director Trust Agreement, dated December 1, 1995, as amended, and the Executive Trust Agreement, dated December 1, 1995, as amended.

          "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.

         "REAL PROPERTY" shall mean any and all real property owned or leased by any Empire Company.

         "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements, filed with the SEC by Huntington under the 1933 Act with respect to the shares of Huntington Common to be issued to the shareholders of Empire in the Merger.

         "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the OCC, all state regulatory agencies, if any, having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder, and the blue sky, securities, or similar laws of the various states, as applicable.

          "SERP" shall mean the Empire National Bank Supplemental Executive Retirement Plan, dated December 1, 1999.

          "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Empire to be held pursuant to Section 4.3 of this Agreement, including any adjournment or adjournments thereof.

         "SUBSIDIARIES" of a Party shall mean all those corporations, banks, associations, or other entities of which the Party owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

         "TENDER OFFER" shall mean a tender or exchange offer made by any Person other than Huntington or an Affiliate of Huntington to acquire equity securities of Empire if, upon the completion of the transactions proposed in such offer, such Person would own or have the right to acquire beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire.

         1.4 INTERPRETATIONS. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF EMPIRE

         Empire hereby represents and warrants to Huntington as follows:

         2.1      ORGANIZATION, STANDING, AND POWER.

         (a) Empire is duly registered as a bank holding company under the BHC Act. Each of the Empire Companies is organized, validly existing, and in good standing under the Laws of the United States or its respective state of incorporation or formation and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease, and operate its material Assets. Each Empire Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (b) Section 2.1 of the Disclosure Memorandum contains true and complete copies of all of the Governing Documents of each Empire Company.

         (c) Except as disclosed in Section 2.1(c) of the Disclosure Memorandum,the minute books of Empire accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1995, by the shareholders or Board of Directors of Empire.

         2.2      AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Empire has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Empire, subject to the approval of the Merger Documents by a majority of the outstanding shares of Empire Common, which is the only shareholder vote required for approval of the Merger Documents and the consummation of the Merger by Empire. Subject to such requisite shareholder approval, the Merger Documents represent the legal, valid, and binding obligations of Empire, enforceable against Empire in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Except as disclosed in Section 2.2 of the Disclosure Memorandum, neither the execution and delivery of the Merger Documents by Empire nor the consummation by Empire of the transactions contemplated thereby, nor compliance by Empire with any of the provisions thereof, will (A) conflict with or result in a breach of any provision of Empire's Governing Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Empire Company, under any Contract or Permit of any Empire Company, or (C) subject to receipt of the requisite approvals referred to in Section 7.1(a) and (b) of this Agreement, violate any Law or Order applicable to any Empire Company or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of applicable state corporate and Securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan of any Empire Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Empire of the Merger and the other transactions contemplated in the Merger Documents.

         2.3      CAPITAL STOCK.

         (a) The authorized capital stock of Empire consists of 5,000,000 shares of Empire Common, 3,166,234 of which are issued and outstanding as of the date of this Agreement and 2,000,000 shares of preferred stock, without par value, none of which was outstanding on the date of this Agreement. All of the issued and outstanding shares of Empire Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Empire has been issued in violation of any preemptive rights of the current or past shareholders of Empire. Empire has reserved 23,820 shares of Empire Common for issuance under the Empire Stock Option Plan, pursuant to which options to purchase not more than 23,820 shares of Empire Common are outstanding. As of December 31, 1999, approximately 14,500 shares of Empire Common were reserved for issuance to satisfy obligations Empire had under the Director Plans and an additional 5,000 shares of Empire Common have been reserved for issuance pursuant to the Director Plans during 2000.

         (b) Except for the Warrant, the Warrant Purchase Agreement, and the Empire Rights Agreement, and except as set forth in Section 2.3(a) of this Agreement or as disclosed in Section 2.3 of the Disclosure Memorandum, there are no shares of capital stock or other equity securities of Empire outstanding and no outstanding Rights relating to the capital stock of Empire. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (A) result in the grant of any Rights to any Person under the Empire Rights Agreement, (B) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement, (C) permit any holder of any of the Rights under the Empire Rights Agreement to exercise any such Rights, or
(D) give any Person any Right to purchase any securities issued by Huntington. Empire and Empire Bank, as Rights Agent, have properly authorized and executed a certain Amendment to Empire Rights Agreement, dated as of the date of this Agreement, but executed prior to the execution of this Agreement, a copy of which has been furnished to Huntington.

         2.4 EMPIRE SUBSIDIARIES. Section 2.4 of the Disclosure Memorandum contains a true and complete list of all Empire Subsidiaries as of the date of this Agreement. Empire Bank is a national bank chartered under laws of the United States. Except as disclosed in Section 2.4 of the Disclosure Memorandum, Empire owns all of the issued and outstanding shares of capital stock of each Empire Subsidiary. No equity securities of any Empire Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any Empire Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any Empire Company to vote or to dispose of any shares of the capital stock of any Empire Subsidiary. All of the shares of capital stock of each Empire Subsidiary held by an Empire Company are fully paid and, except pursuant to 12 U.S.C.
Section 55 in the case of Empire Bank, non-assessable and are owned by the Empire Company free and clear of any Lien. Empire Bank is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

         2.5 FINANCIAL STATEMENTS. Empire has delivered to Huntington copies of all Empire Financial Statements and will deliver to Huntington copies of all Empire Financial Statements prepared subsequent to the date hereof. The Empire Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of Empire, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present or will present, as the case may be, fairly the consolidated financial position of Empire as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of Empire for the periods indicated, in accordance with GAAP (except with respect to the December Report which has not been prepared in accordance with
GAAP) or, as applicable, regulatory accounting principles applicable to bank holding companies generally (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, subject to normal recurring year-end and audit adjustments that are not material in amount or effect).

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section
2.6 of the Disclosure Memorandum, as of December 31, 1998, no Empire Company had any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, except Liabilities which were accrued or reserved against in the consolidated balance sheets of Empire as of December 31, 1998, included in the Empire Financial Statements. Except as disclosed in Section 2.6 of the Disclosure Memorandum, no Empire Company has incurred or paid any Liability since December 31, 1998, except for (A) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, (B) such Liabilities that are expressly permitted hereunder, and (C) such Liabilities incurred in connection with the negotiation and consummation of the transactions contemplated hereunder.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Empire Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the Disclosure Memorandum, since December 31, 1998,
(A) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, and (B) Empire has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Empire provided in this Agreement. Specifically, but without in any way limiting the foregoing, except as described in Section 2.7 of the Disclosure Memorandum, since December 31, 1998, no Empire Company has:

         (a) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization;

         (b) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the Empire Contracts (as that term is defined in Section 2.14);

         (c) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

         (d) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any material Assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

         (e) entered into any material lease of real or personal property other than in the ordinary course of business;

         (f) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders;

         (g) made any loans or loan commitments, other than in the ordinary course of business, to any Affiliate of Empire (or any person or business entity controlled by or affiliated with such an Affiliate);

         (h) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in
Section 2.14;

         (i) adopted any change in any accounting policy or method, except as appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (j) revalued any asset or adjusted any reserve other than in the ordinary course of business.

         2.8 TAX MATTERS. Except as may be disclosed in Section 2.8 of the Disclosure Memorandum:

         (a) All Tax returns required to be filed by or on behalf of any Empire Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31,1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate,except for failures, if any, which, taken together, would not have a Material Adverse Effect on Empire. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the Empire Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Empire, except as reserved against in the Empire Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.8 of the Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the Empire Financial Statements.

         (b) None of the Empire Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the Empire Companies for the period or periods through and including the date of the respective Empire Financial Statements has been made and is reflected on such Empire Financial Statements in accordance with GAAP.

         (d) Deferred Taxes of the Empire Companies have been provided for in accordance with GAAP.

         (e) Each of the Empire Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (f) Empire has not received any notification of an audit of its federal income tax returns for any tax years since 1992.

         (g) Except as described in Section 2.8 of the Disclosure Memorandum, the Empire Companies have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them to make any payments, that will not be deductible under the Internal Revenue Code Sections 280G or 162(m).

         2.9 ASSETS AND INSURANCE.

         (a) Except as disclosed in Section 2.9 of the Disclosure Memorandum or as disclosed or reserved against in the Empire Financial Statements delivered prior to the date of this Agreement, Empire has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to Empire's business and that are held under leases or subleases by Empire, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, Empire currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to Empire. Empire has not received notice from any Insurance carrier that (A) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (B) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 2.15 of the Disclosure Memorandum, there are presently no material claims pending under such policies of Insurance and no notices have been given by Empire under such policies with respect to any material potential or actual claims and Empire has no Knowledge of any events that require any such notice to be given. All premiums due under the policies of Insurance have been paid and Empire has not failed to give any notice or to present a material claim in due and timely fashion under any such policy of Insurance.

         (c) Section 2.9 of the Disclosure Memorandum sets forth a list of the addresses all Operational Real Property. To the Knowledge of Empire, the Operational Real Property and the use of such Operational Real Property by Empire does not violate zoning, land use laws, governmental regulations, or restrictive covenants, except where such violation would not have a Material Adverse Effect on Empire. To the Knowledge of Empire, (A) the Operational Real Property and the use thereof by Empire do not encroach upon any property owned by any other person, and (B) no property owned by any other person encroaches upon any of the

Operational Real Property, except where such encroachment would not have a Material Adverse Effect on Empire.


         2.10 ENVIRONMENTAL MATTERS. Except as disclosed in Section 2.10 of the Disclosure Memorandum:


         (a) To the Knowledge of Empire, each Empire Company's Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (b) There is no Litigation pending or, to the Knowledge of Empire, threatened before any court, governmental agency, or authority or other forum in which any Empire Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Empire Company or any of its Participation Facilities, except for such Litigation, pending or threatened, that, if a judgment adverse to an Empire Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (c) There is no Litigation pending or, to the Knowledge of Empire, threatened before any court, governmental agency, or board or other forum in which any Empire Company or any of its Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation, pending or threatened, that, if a judgment adverse to an Empire Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (d) To the Knowledge of Empire, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (e) During the period of (A) any Empire Company's ownership or operation of any of their respective current Real Property, (B) any Empire Company's participation in the management of any Participation Facility, or (C) to the Knowledge of Empire, any Empire Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Substance in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. Prior to the period of (A) any Empire Company's ownership or operation of any of their respective current Real Property, (B) any Empire Company's participation in the management of any Participation Facility, or (C) any Empire Company's holding of a security interest in a Loan Property, to the Knowledge of Empire, there were no releases of Hazardous Substance in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (f) (A) No claims have been made or, to the Knowledge of Empire, threatened at any time by any third Person against any Empire Company relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance; (B) none of the Real Property has been used by any Empire Company for the storage or disposal of Hazardous Substances, except in compliance with applicable Law, nor, to the Knowledge of Empire, is any of the Real Property contaminated by any Hazardous Substance; and (C) to the Knowledge of Empire, none of the Real Property has in the past contained or presently contains any underground storage tanks; except to the extent that any of the matters set forth in items (A), (B), and (C) above would not have a Material Adverse Effect on Empire.

         2.11 COMPLIANCE WITH LAWS. Each Empire Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. Except as disclosed in Section 2.11 of the Disclosure Memorandum, no Empire Company:

         (a)  is in Default under its Governing Documents;

         (b) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any such entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on Empire, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have a Material Adverse Effect on Empire, or (C) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

         2.12 LABOR RELATIONS. Except as set forth in Section 2.12 of the Disclosure Memorandum, no Empire Company is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Empire Company, pending or, to the Knowledge of Empire, threatened, or, to the Knowledge of Empire, is there any activity involving any Empire Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         2.13 EMPLOYEE BENEFIT PLANS.

         (a) Empire has disclosed in Section 2.13 of the Disclosure Memorandum, and has delivered or made available to Huntington prior to the execution of this Agreement copies of each Employee Benefit Plan of the Empire Companies.

         (b) No Empire Company Pension Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         (c) Except as disclosed in Section 2.13 of the Disclosure Memorandum, all Employee Benefit Plans of the Empire Companies are in compliance with the applicable terms of ERISA, the Internal Revenue Code, including the 1986 amendments thereto, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire or Empire Bank.

         (d) Except as disclosed in Section 2.13 of the Disclosure Memorandum, each Empire Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Empire is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Empire, no Empire Company has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction has not expired as of the date hereof, would subject any Empire Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (e) Except as disclosed in Section 2.13 of the Disclosure Memorandum, no Empire Company Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in January 1999, and assuming that all participants take a lump sum distribution of their vested accrued benefits on January 1, 1999.

         (f) Except as disclosed in Section 2.13 of the Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (A) no material change in the financial position of any Empire Company Pension Plan,
(B) no change in the actuarial assumptions with respect to any Empire Company Pension Plan, and (C) no increase in benefits under any Empire Company Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Empire Company or materially adversely affect the funding status of any such plan.

         (g) Except as disclosed in Section 2.13 of the Disclosure Memorandum, neither any Empire Company Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Empire Company, or the single-employer plan of any entity which is considered one employer with Empire under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Empire Company has provided, or is required to provide, security to an Empire Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

         (h) Except as disclosed in Section 2.13 of the Disclosure Memorandum, within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Empire Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Empire or Empire Bank. No Empire Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on an Empire Company. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Empire Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (i) Except as disclosed in Section 2.13 of the Disclosure Memorandum, no Empire Company has any Liability for retiree health and life benefits under any Empire Company's Employee Benefit Plans and there are no restrictions on the rights of such Empire Company to amend or terminate any such Employee Benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Empire or Empire Bank.

         (j) Except as disclosed in Section 2.13 of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Merger Documents, will (A) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, officer, or employee of any Empire Company from any Empire Company under any Employee Benefit Plan or otherwise,
(B) increase any benefits otherwise payable under any Employee Benefit Plan of any Empire Company, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

         (k) All liabilities under any Empire Company's Employee Benefit Plans, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited Empire Financial Statements to the extent required by and in accordance with GAAP.

         (l) Empire Bank is the sponsor of the ESOP and 401(k) Plan. Empire as parent of Empire Bank will require that the Trustees of the ESOP and the 401(k) when implementing this Agreement, as it impacts the ESOP and 401(k), comply with all material and applicable provisions of ERISA and the Internal Revenue Code. The fiduciary liability insurance issued to Empire applicable to its Employee Benefit Plans as further described on Section 2.13 of the Disclosure Memorandum is in full force and effect on the date hereof and will continue to be in full force and effect through and including the Effective Date.

         2.14 MATERIAL CONTRACTS.

         (a) Section 2.14 of the Disclosure Memorandum contains a complete and correct list of all material Contracts to which any Empire Company is a party, by which any Empire Company or any of its property is bound, or which has been authorized by any such Empire Company, of the following types (collectively, the "Empire Contracts"):

         (1) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Empire, other than (A) Contracts evidencing deposit liabilities, purchases of federal funds, secured repurchase agreements, Federal Reserve Bank advances, Federal Home Loan Bank advances, trade payables incurred in the ordinary course of business, (B) Contracts relating to borrowings or guarantees made in the ordinary course of business, or (D) Contracts that are terminable without penalty on 60 or fewer days' notice or that involve less than $50,000 in the aggregate;

         (2) employment, bonus, compensation, severance, or consulting agreements;

         (3) any Rights plan of Empire, including any stock option plan, stock appreciation rights plan, restricted stock option plan or stock purchase plan;

         (4) collective bargaining agreements or other agreement with or to a labor union or guild;

         (5) any contract, arrangement, commitment, or understanding which is a "material contract" as such term is defined in Item 601(b)(10) of the Regulation S-K of the Securities and Exchange Commission; and

         (6) any contract, arrangement, commitment, or understanding which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Documents.

         (b)  With respect to each Empire Contract and except as disclosed in
Section 2.14 of the Disclosure Memorandum: (A) the Contract is in full force and effect; (B) Empire is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire; (C) Empire has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the knowledge of Empire, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, or has repudiated or waived any material provision thereunder.

         2.15 LEGAL PROCEEDINGS. Except as disclosed in Section 2.15 of the Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Empire, threatened (or unasserted but considered probable of assertion) against any Empire Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Empire Company.
Section 2.15 of the Disclosure Memorandum contains a copy of each audit letter response received by Empire from attorneys for any Empire Company in connection with the preparation of the Financial Statements of Empire or otherwise since December 31, 1998, relating to any Litigation pending as of the date of this Agreement to which any Empire Company is a party and which names any Empire Company as a defendant or cross-defendant, and a brief summary report of any such Litigation that is not discussed in such audit letter responses.

         2.16 REPORTS. Since January 1, 1995, or the date of organization if later, each Empire Company has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable federal or state securities or bank authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         2.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Empire Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Empire Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Empire's shareholders in connection with the Shareholders' Meeting and any other documents to be filed by Empire or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Empire, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Empire Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

         2.18 TAX AND REGULATORY MATTERS. No Empire Company nor, to the Knowledge of Empire, any Affiliate thereof, has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (A) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (B) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         2.19 STATE TAKEOVER LAWS. Each Empire Company has taken all necessary steps to exempt the transactions contemplated by the Merger Documents from any applicable state takeover Law.

         2.20 CHARTER PROVISIONS. Empire has taken all action so that the entering into of the Merger Documents and the consummation of the Merger and the other transactions contemplated by the Merger Documents do not and will not result in the grant of any rights to any Person under the Governing Documents of any Empire Company or restrict or impair the ability of Huntington or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Empire that may be directly or indirectly acquired or controlled by Huntington or any of its Subsidiaries.

         2.21 COMPLIANCE WITH CERTAIN LAWS. Except as disclosed in Section 2.21 of the

Disclosure Memorandum, Empire is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state Regulatory Authorities.


         2.22 COMMUNITY REINVESTMENT ACT COMPLIANCE. No Empire Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Empire Bank has received a CRA rating of satisfactory or better from the OCC. Empire knows of no fact or circumstance or set of facts or circumstances which would cause Empire to fail to comply with such provisions or to cause the CRA rating of Empire to fall below satisfactory.

         2.23 ACQUISITION TRANSACTIONS. Except with respect to the Merger Documents, there are no proposals or offers to engage in an Acquisition Transaction previously received by Empire which remain outstanding as of the close of business on February 4, 2000. Any breach of this representation by Empire will cause any such proposal or offer, whether in its original form or as amended, to be deemed to be received by Empire after February 4, 2000, for purposes of Section 1 of the Warrant and Section 10.2 of this Agreement.

         2.24 LUMP SUM PAYMENT, RELEASE, AND WAIVER AGREEMENTS. Huntington, Empire, and each of the executives officers of Empire listed in Section 2.14(a)(2) of the Disclosure Memorandum (the "Executives"), have entered into Lump Sum Payment, Release, and Waiver Agreements regarding, among other things, the payment of cash in lieu of benefits otherwise payable to the Executives upon a change in control of Empire. Empire has the corporate power and authority necessary to execute, deliver, and perform its obligations under such Lump Sum Payment, Release, and Waiver Agreements and the execution, delivery, and performance of the such Lump Sum Payment, Release, and Waiver Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Empire. Each Lump Sum Payment, Release, and Waiver Agreement represents the legal, valid, and binding obligation of Empire and the relevant Executive, enforceable against Empire and the relevant Executive in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

         Huntington hereby represents and warrants to Empire as follows:

         3.1 ORGANIZATION, STANDING, AND POWER. Huntington is duly registered as a bank holding company under the BHC Act. Huntington is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Huntington is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         3.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Huntington has the corporate power and authority necessary to execute, deliver and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Documents and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington. The Merger Documents represent the legal, valid, and binding obligations of Huntington, enforceable against Huntington in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of the Merger Documents by Huntington, nor the consummation by Huntington of the transactions contemplated thereby, nor compliance by Huntington with any of the provisions thereof or hereof, will (A) conflict with or result in a breach of any provision of Huntington's Governing Documents, or (B) constitute or result in a Default under, or, subject to receipt of the requisite approval referred to in Section 7.1(b) of this Agreement, require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Huntington Company under, any Contract or Permit of any Huntington Company, or, (C) subject to receipt of the requisite approvals referred to in Section 7.1(b) of this Agreement, violate any Law or Order applicable to any Huntington Company or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and Securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Huntington of the Merger and the other transactions contemplated in the Merger Documents.

         3.3 CAPITAL STOCK.

         (a) The authorized capital stock of Huntington consists of (A) 500,000,000 shares of Huntington Common, of which 227,992,927 shares were issued and outstanding as of January 31, 2000, and (B) 6,617,808 shares of Huntington Preferred Stock, none of which are issued or outstanding. Huntington has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common for delivery in exchange for shares of Empire Common upon consummation of the Merger. All of the issued and outstanding shares of Huntington Common are, and all of the shares of Huntington Common to be issued in exchange for shares of Empire Common upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Capital Stock has been, and none of the shares of Huntington Common to be issued in exchange for shares of Empire Common upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

         (b) There are no Rights relating to the outstanding shares of Huntington Common other than those provided under the Huntington Rights Agreement and each outstanding share of Huntington Common, including those to be issued to the shareholders of Empire in the Merger will have the Rights provided under the Huntington Rights Agreement. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not, (A) result in the grant of any Rights to any Person under the Huntington Rights Agreement, (B) result in separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (C) permit any holder of any of the Rights under the Huntington Rights Agreement to exercise any such Rights, or (D) give any Person any Right to purchase any securities issued by Huntington (other than to Empire's shareholders as contemplated in the Merger Agreement).

         (c) Huntington has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common for delivery upon the exercise of the Empire Stock Options to be converted in accordance with the terms of the Merger Agreement, and the shares of Huntington Common issuable upon the exercise of the Empire Stock Options so converted shall be included under an existing effective registration statement with respect to such shares of Huntington Common.

         3.4 HUNTINGTON SUBSIDIARIES. Huntington or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each material Huntington Subsidiary. No equity securities of any material Huntington Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any material Huntington Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any Huntington Company to vote or to dispose of any shares of the capital stock of any material Huntington Subsidiary. All of the shares of capital stock of each Huntington Subsidiary held by a Huntington Company are fully paid and, except pursuant to 12 U.S.C. Section 55 in the case of The Huntington National Bank, non-assessable and are owned by a Huntington Company free and clear of any Lien. Each material Huntington Subsidiary is a corporation or national bank and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Huntington Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. The Huntington National Bank is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the Bank Insurance Fund.

         3.5 FINANCIAL STATEMENTS. Huntington has delivered to Empire all Huntington Financial Statements and will deliver to Empire copies of all Huntington Financial Statements prepared subsequent to the date hereof. The Huntington Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of the Huntington Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present or will present, as the case may be, fairly the consolidated financial position of the Huntington Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Huntington Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

         3.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Huntington Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Huntington as of December 31, 1998, included in the Huntington Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.

         3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Huntington Financial Statements delivered prior to the date of this Agreement, since December 31, 1998, (A) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and (B) Huntington has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Huntington provided in this Agreement.

         3.8 TAX MATTERS.

         (a) All Tax returns required to be filed by or on behalf of any of the Huntington Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on Huntington. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the Huntington Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Huntington, except as reserved against in the Huntington Financial Statements. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the Huntington Financial Statements.

         (b) None of the Huntington Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the Huntington Companies for the period or periods through and including the date of the respective Huntington Financial Statements has been made and is reflected on such Huntington Financial Statements.

         (d) Deferred Taxes of the Huntington Companies have been provided for in accordance with GAAP.

         (e) Each of the Huntington Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         3.9 ASSETS AND INSURANCE. Except to the extent that an exception to any of the matters described below would not be reasonably likely to have a Material Adverse Effect on Huntington:

         (a) Except as disclosed or reserved against in the Huntington Financial Statements, Huntington has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to Huntington's business and that are held under leases or subleases by Huntington, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, Huntington currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to Huntington. Huntington has not received notice from any Insurance carrier that (A) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (B) premium costs with respect to such policies of insurance will be substantially increased. All premiums due under the policies of Insurance have been paid.

         3.10 COMPLIANCE WITH LAWS. Each Huntington Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. No Huntington Company:

         (a) is in Default under its Governing Documents;

         (b) is in violation of, or in Default under, any Laws, Order or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any Huntington Company is not in compliance with any of the Laws or Orders, including CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or which would prevent or delay the consummation of the transactions contemplated under the Merger Documents, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, (C) requiring any Huntington Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity, or similar undertaking, which restricts materially the conduct of its business, or in the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

         3.11 EMPLOYEE BENEFIT PLANS.

         (a) Huntington has delivered or made available to Empire prior to the execution of this Agreement copies of all Huntington Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Huntington Company which are applicable to employees generally of the Huntington Companies.

         (b) All Huntington Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code including the 1986 amendments thereto and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         (c)  Each Huntington ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Huntington is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

         3.12 LEGAL PROCEEDINGS. There is no Litigation instituted or pending or, to the Knowledge of Huntington, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Huntington Company, or against any Asset, interest, or right of any of them, that seeks to enjoin, delay or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein, or that, if a judgment adverse to a Huntington Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on Huntington, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Huntington Company, that would have, individually, or in the aggregate, a Material Adverse Effect on Huntington.

         3.13 REPORTS. Since January 1, 1995, Huntington has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (B) other Regulatory Authorities, and (C) any applicable state securities or bank authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.14 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Empire's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Huntington or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Empire, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Huntington or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

         3.15 TAX AND REGULATORY MATTERS. No Huntington Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (A) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (B) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         3.16 COMMUNITY REINVESTMENT ACT COMPLIANCE. The Huntington National Bank has received a CRA rating of satisfactory or better from the OCC. Huntington knows of no fact or circumstance or set of facts or circumstances which would cause the CRA rating of The Huntington National Bank to fall below satisfactory.

                                    ARTICLE 4
                         MUTUAL COVENANTS OF THE PARTIES

         4.1 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (A) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (B) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         4.2 REPORTS. Empire and each Empire Subsidiary shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to Huntington copies of all such reports promptly after the same are filed. Huntington shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to Empire copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end and audit adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

         4.3 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, Huntington shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of Huntington Common upon consummation of the Merger. Empire shall furnish all information concerning it and the holders of its capital stock as Huntington may reasonably request in connection with such action. Empire shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger Documents, the Merger, and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (A) Empire shall assist Huntington in the preparation, as part of the Registration Statement filed with the SEC, of a Proxy Statement and mail such Proxy Statement to Empire shareholders following the review and clearance of such Proxy Statement and related proxy materials by the Regulatory Authorities, (B) Empire shall furnish to Huntington all information concerning Empire that Huntington may reasonably request in connection with such Proxy Statement,

(C) the Board of Directors of Empire shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to Empire's shareholders the approval of the Merger Documents, and (D) the Board of Directors and officers of Empire shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.


         4.4 APPLICATIONS. Huntington shall promptly prepare and file, and Empire shall cooperate in the preparation and, where appropriate, the filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by the Merger Documents, seeking the requisite Consents necessary to consummate the transactions contemplated by the Merger Documents.

         4.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by the Merger Documents, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate such transactions and to cause to be satisfied the conditions referred to in Article 7 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by the Merger Documents. The Parties shall deliver to each other, copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated by the Merger Documents.

         4.6 INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be made after reasonable prior notice and during regular business hours, shall be reasonably related to the transactions contemplated by the Merger Documents, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by the Merger Documents. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         (d) Promptly after the execution of this Agreement, Empire will use its best efforts to make available to Huntington complete and correct copies of all deeds and leases in the possession of any Empire Company relating to the Real Property.

         4.7 PRESS RELEASES. Prior to the Effective Time, Empire and Huntington shall consult with each other as to the form and substance of any press release or other public disclosure materially related to the Merger Documents or any other transaction contemplated thereby; provided, that nothing in this Section
4.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         4.8 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         4.9 NO RIGHTS TRIGGERED. Each Party shall take all reasonable steps necessary to ensure that entering into the Merger Documents and the consummation of the transactions contemplated thereby do not and will not (A) result in the grant of any Rights to any Person under its respective Governing Documents, (B) result in the grant of any Rights to any Person under the Empire Rights Agreement or the Huntington Rights Agreement, (C) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement or separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (D) permit any holder of any of the Rights under the Empire Rights Agreement or the Huntington Rights Agreement to exercise any such Rights, or (E) give any Person any Right to purchase any securities issued by Huntington except as contemplated by the Merger.


                                    ARTICLE 5
                               COVENANTS OF EMPIRE

         5.1 CONDUCT OF THE BUSINESS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of

Huntington shall have been obtained, and except as otherwise expressly contemplated herein, Empire shall and shall cause each of its Subsidiaries to
(A) operate its business only in the usual, regular, and ordinary course, and
(B) preserve intact its business organization and Assets and maintain its rights and franchises.

         5.2 NEGATIVE COVENANTS OF EMPIRE. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Empire covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Huntington:

         (a) take any action which to its Knowledge at the time of such action, would (A) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (B) materially adversely affect the ability of any Party to obtain any Consents required for the consummation of the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(b) or 7.1(c) of this Agreement, or (C) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents.

         (b) amend the Governing Documents of any Empire Company;

         (c) engage in any acquisition, or take any other action, that adversely affects the ability of Empire to consummate the transactions contemplated by the Merger Documents;

         (d) take any action that is intended to result in or actually results in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 7 hereof not being satisfied, or (C) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

         (e) incur any additional debt obligation or other obligation for borrowed money (except in the ordinary course of the business of Empire and its Subsidiaries consistent with past practices and involving the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Empire of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Disclosure Memorandum);

         (f) repurchase, redeem, or otherwise acquire or exchange (other than purchases or exchanges in the ordinary course under its Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Empire, or declare or pay any dividend, in cash or in any other property of any kind, including, but not limited to, shares of the capital stock of any class of any Empire Company, or make any other distribution in respect of Empire's capital stock, provided that Empire may (to the extent legally and contractually permitted to do so), but is not obligated hereunder to do so, declare and pay its regular quarterly cash dividends on the shares of Empire Common, in an amount or amounts not in excess of $0.30 per share of Empire Common for the regular dividend which is expected to be declared in March 2000 and paid in April 2000 and in an amount not in excess of $0.35 per share of Empire Common per quarter thereafter, with usual and regular record and payment dates in accordance with past practices, as disclosed in the Empire Financial Statements or in Section 5.2(f) of the Disclosure Memorandum; provided that Huntington and Empire shall coordinate with each other regarding the declaration of any dividends in respect of shares of Empire Common and Huntington Common, and the record and payment dates relating thereto, so that the holders of Empire Common shall receive at least one dividend, but not more than one dividend, for any calendar quarter with respect to their shares of Empire Common or the shares of Huntington Common to be issued in exchange for such shares of Empire Common in the Merger.

         (g) except pursuant to the exercise of the Empire Stock Options outstanding as of the date hereof, the exercise price of which has been established and provided to Huntington prior to the date hereof, and pursuant to the terms thereof in existence on the date hereof, and except with respect to the reservation and issuance of shares of Empire Common pursuant to the Director Plans (in amounts which will not exceed the amounts described in Section 2.3(a) hereof), issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Empire Common or any other capital stock of any Empire Company, or any Rights with respect thereto;

         (h) adjust, split, combine, or reclassify any capital stock of any Empire Company, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Empire Common, or sell, lease, mortgage, or otherwise dispose of any Asset (other than Assets acquired as a result of debts previously contracted) other than in the ordinary course of business for reasonable and adequate consideration;

         (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Empire Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity;

         (j) (A) grant any increase in compensation or benefits to the employees (except increases in compensation to non-officer employees pursuant to Empire's normal salary programs, consistent with past practices) or officers of any Empire Company; (B) fund any Rabbi Trust or pay any severance or termination pay or any bonus, except as disclosed in Section 5.2(j) of the Disclosure Memorandum; (C) enter into, extend, or amend any severance agreements with officers of Empire; (D) grant any increase in fees or other increases in compensation or other benefits to the directors of Empire; (E) voluntarily accelerate the vesting of any employee benefit, other than pursuant to written policies or written Contracts in effect on the date of this Agreement; or (F) grant any stock appreciation rights, cash awards, or any Rights to acquire Empire securities under any Empire Stock Option Plan;

         (k) enter into, extend, or amend any employment Contract between Empire and any Person (unless such amendment is required by Law);

         (l) except as contemplated by this Agreement, adopt any new Empire Benefit Plan for any Empire Company or terminate or withdraw from, or make any material change in or to, any existing Empire Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from or contribution or payment to such Empire Benefit Plans except as required by Law or the terms of such plans and consistent with Empire's past practice;

         (m) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

         (n) commence any Litigation, other than in the ordinary course of business in accordance with past practice, or settle any Litigation involving any Liability of Empire for material money damages or restrictions upon the operations of Empire;

         (o) except in the ordinary course of business and consistent with past practice, (A) enter into, modify, amend or terminate any material Contract (B) waive, release, compromise or assign any material rights or claims, or (C) incur any capital expenditures, obligations or liabilities;

         (p) enter into any agreement or commitment of the character referred to in Section 2.14 hereof; or

         (q) take or permit to be taken any action of a character which is otherwise listed in Section 2.14 hereof.

         5.3 CERTAIN ACTIONS. Except with respect to the Merger Documents and the transactions contemplated thereby, neither Empire nor any Affiliate or any Representatives thereof retained by Empire shall directly or indirectly solicit, encourage, or, except to the extent necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, entertain, any proposal to engage in an Acquisition Transaction by any

Person. Except to the extent necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, neither Empire nor any Affiliate or Representative thereof shall fail to recommend that Empire shareholders vote in favor of the Merger or withdraw such as recommendation previously made, fail to solicit proxies of the shareholders of Empire, or fail to hold the Shareholders' Meeting, or shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Transaction, but Empire may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Empire shall promptly notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any Acquisition Transaction. Empire shall (A) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(B) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing. Notwithstanding anything contained in the Merger Documents to the contrary, any action taken by Empire or its Affiliates or Representatives which is permitted under this Section 5.3 by virtue of such action being necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, shall not constitute a breach of any of the Merger Documents by Empire.

         5.4  AGREEMENTS WITH RESPECT TO AFFILIATES. Empire has disclosed in
Section 5.4 of the Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Empire for purposes of Rule 145 under the 1933 Act. Empire shall use its reasonable efforts to cause each such Person to deliver to Huntington not later than 30 days prior to the Effective Time, a written agreement, in a form reasonably satisfactory to both parties, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Empire Common held by such Person except as contemplated by such agreement or by the Merger Documents and will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act.

         5.5 CERTAIN POLICIES OF EMPIRE. At the request of Huntington, Empire shall use its best efforts to modify and change its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Huntington and GAAP. Empire shall not be required to modify or change any such policies or practices, however, until such time as (A) the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(c) of this Agreement have been satisfied, (B) Empire and Huntington agree that the Effective Time will occur prior to the public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the Regulatory Authorities, and (C) Huntington acknowledges in writing that all conditions to its obligation to consummate the Merger (and Huntington's rights to terminate this Agreement) have been waived or satisfied; provided, that in all circumstances Empire shall make such modifications and changes not later than immediately prior to the Effective Time. Empire's representations, warranties, covenants, and agreements contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.5.

         5.6 TITLE INSURANCE. For each parcel of Operational Real Property described in the Disclosure Memorandum as being owned by an Empire Company, Empire shall deliver to Huntington, at Empire's expense, no later than 60 days after the date of this Agreement, a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Empire as of December 31, 1998. Each title insurance commitment shall show that marketable fee simple title to the owned premises is in the name of an Empire Company, and that the owned premises are free and clear of any Liens and encumbrances which would have a Material Adverse Effect on Empire except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owners policy committed for therein shall be an ALTA 1970 form, revised in 1984, or other form acceptable to Huntington.

         5.7 SURVEYS. Within 60 days after the date of this Agreement, Empire shall provide to Huntington, at Empire's expense, current land surveys of those parcels of the Operational Real Property specifically designated by Huntington. Each survey shall be conducted and prepared by a duly licensed land surveyor approved by Huntington and, unless otherwise agreed by Huntington in writing, shall be a duly certified ALTA/ACSM field survey, which shall comply with the requirements set forth in Huntington's Standard Survey Requirements, a copy of which has been furnished to Empire prior to the execution of this Agreement, and shall confirm that the Operational Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations which would have a Material Adverse Effect on Empire except for utility and other easements that do not interfere with the use of the Operational Real Property for the business then being conducted thereon, and that the Operational Real Property is not located in any flood hazard area.

         5.8 ENVIRONMENTAL ASSESSMENT. Empire shall obtain and deliver to Huntington, at Empire's expense, on or before the date which is 60 days after the date of this Agreement, a Phase I Environmental Site Assessment (the "Phase I Assessment") for each tract of Operational Real Property from a consultant acceptable to Huntington. The Phase I Assessment shall be performed in accordance with the requirements of The Huntington National Bank Phase I (ESA) Checklist - Minimum Requirements, a copy of which has been furnished to Empire prior to the execution of this Agreement. Each Phase I Assessment shall reveal no facts that establish a reason to believe that any Hazardous Substances have been treated, stored, managed, or disposed of on the Operational Real Property as would be reasonably likely to have a Material Adverse Effect on Empire.





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




                                    ARTICLE 6
                             COVENANTS OF HUNTINGTON

         6.1 NEGATIVE COVENANTS OF HUNTINGTON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Huntington covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Empire, which consent shall not be unreasonably withheld:

         (a) take any action which to its Knowledge at the time of such action, would (A) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (B) materially adversely affect the ability of any Party to obtain any Consents required to consummate the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of
Section 7.1(b) or 7.1(c) of this Agreement, or (C) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents;

         (b) amend the Governing Documents of Huntington or the Huntington Rights Agreement, in each case, in any manner adverse to the holders of Empire Common as compared to rights of holders of Huntington Common generally as of the date of this Agreement;

         (c) take any action that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 7 hereof not being satisfied, or (C) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

         6.2 NASDAQ LISTING. Huntington shall use its reasonable efforts to provide, prior to the Effective Time, for quotation on the Nasdaq National Market the shares of Huntington Common to be issued to the holders of shares of Empire Common pursuant to the Merger, and Huntington shall give all notices and make all filings with the NASD, required in connection with the transactions contemplated herein.

         6.3  EMPLOYEE BENEFITS AND CONTRACTS.

         (a) Except as set forth in this Agreement, or in Section 4.2(c) of the Merger Agreement relating to the conversion of Empire Stock Options, following the Effective Time, Huntington shall provide to officers and employees of Empire who become officers or employees of any Huntington Company after the Effective Time employee benefits under Huntington Benefit Plans, and stock option and other plans involving the potential issuance of Huntington Common Stock, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington and its Affiliates to







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

their similarly situated officers and employees. For purposes of participation and vesting under such Huntington Benefit Plans, the service of the employees of the Empire Companies (calculated pursuant to applicable Empire Benefit Plans) prior to the Effective Time shall be treated as service with a Huntington Company participating in such Huntington Benefit Plans. Furthermore, officers and employees of Empire Companies (and their spouses and dependents, if applicable) may, upon the cessation of their participation in an Empire Benefit Plan, immediately participate in the corresponding Employee Benefit Plan maintained by Huntington without regard to pre-existing conditions or waiting periods. Benefit accruals under any Huntington Pension Plan will not be offset by benefit accruals under any Empire Pension Plan; however, in the event the Empire Pension Plan merges with the Huntington Pension Plan, and if benefit accruals under the Empire Pension Plan cease, the Huntington Pension Plan will provide future benefit accruals under the Huntington Pension Plan that are no less than those benefits that would accrue assuming the Huntington Pension Plan implements a "fresh start formula without wear away" (as described in Treasury Regulation ss. 1.401(a)(4)-13(c)(4)(i)).

         (b) Huntington undertakes and agrees to provide all persons who are employed by Empire immediately prior to the Effective Time with severance benefits consistent with Huntington's Transition Pay Plan as in effect as of the Effective Time, which benefits will not be less than those provided under such plan as of the date of this Agreement. For purposes of calculating benefits and determining an individual's years of service under Huntington's Transition Pay Plan, the service of an Empire Company's employee prior to the Effective Time commencing with that employee's most recent hire date by the Empire Company shall be treated as service with a Huntington Company. Notwithstanding the foregoing, during the 12-month period following the Effective Time, those officers and employees of the Empire Companies listed in Sections 6.3(a) and 6.3(b) of the Disclosure Memorandum whose employment with an Empire Company or a Huntington Company, as the case may be, is terminated due to job elimination or is terminated by Huntington or its Affiliates without cause, shall be paid severance benefits upon termination of not less than 50% of their annual base salary without offset with respect to compensation or other benefits received from a subsequent employer. Huntington further agrees to provide out-placement services for a period of six months following such termination to those persons identified in Section 6.3(b) of the Disclosure Memorandum.

         (c) Huntington agrees that bonuses in an aggregate amount not to exceed the Empire Bonus Pool shall be paid to the Empire Bonus Plan Participants in the amounts to be listed on a supplement to Section 6.3(c) of the Disclosure Memorandum (the "Section 6.3(c) Supplement") which shall be delivered to Huntington on or before the Effective Date; provided, however, that such bonus payments will only be made to Empire Bonus Plan Participants who are employed by Empire or Huntington or their Affiliates on December 31, 2000, or who were terminated by Huntington or its Affiliates prior to December 31, 2000, without cause or due to job elimination, in which event the aggregate Empire Bonus Pool shall be reduced by the amount of payments allocated to such Empire Bonus Plan Participants who are no longer eligible to receive the bonus payments. Huntington shall pay any and all such bonus payments to such eligible Empire Bonus Pool Participants on or before February 15,






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

2001. The Section 6.3(c) Supplement will update the list of Empire Bonus Plan Participants and confirm their eligibility pursuant to the Empire Bonus Plan as of the Effective Date and will indicate the allocation of the Empire Bonus Pool among such Empire Bonus Plan Participants, which allocation shall be consistent with past practices.

         (d) Immediately prior to the Effective Time, Empire will pay out to each participant in the Director Plans all cash accrued to such participant under the Director Plans (estimated to be $828,374 in the aggregate at June 30, 2000) and distribute to each participant in the Director Plans all shares of Empire Common allocated for issuance to such participant under such Director's Plans up to 19,500 shares and Empire shall terminate such Plans effective as of the Effective Time.

         6.4  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) For a period of six years after the Effective Time, to the fullest extent permitted by applicable Law, Huntington shall, and shall cause its Subsidiaries to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Empire Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of Empire or, at Empire's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Documents), including provisions relating to advances of expenses incurred in the defense of any Litigation, with respect to any Liability, claim, demand, action, or Litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such Liability, claim, demand, or action shall continue until the final disposition of such Litigation and/or Liability; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by the Huntington or any other Huntington Company over that to which Empire would have been subject had the Merger not been consummated. All rights to exculpation from liability and limitation of liability provided by this Section 6.4 shall survive the Effective Time and the consummation of the Merger. Without limiting the foregoing, in any case in which approval by Huntington is required to effectuate any indemnification, Huntington shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.

         (b) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives.







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         6.5  STOCK OPTIONS.

         (a) At the Effective Time, each outstanding Empire Stock Option shall be converted into an option to purchase shares of Huntington Common in accordance with the terms of the Merger Agreement.

         (b) As soon as practicable after the Effective Time, Huntington shall deliver to the holders of such converted Empire Stock Options appropriate notices setting forth such holders' rights pursuant to the Huntington Stock Option Plan and the agreements evidencing such converted Empire Stock Options.

         (c) Huntington shall use all reasonable efforts to maintain the effectiveness of the registration statement(s) described in Section 3.3(c) for so long as the Empire Stock Options to be converted under the terms of the Merger Agreement to options to purchase shares of Huntington Common remain outstanding.


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

         (a) Shareholder Approval. The shareholders of Empire shall have approved this Agreement, and the consummation of the transactions contemplated by the Merger Documents, including the Merger, as and to the extent required by Law and by the provisions of its Governing Documents.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (d) Legal Proceedings. No court or governmental authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Documents.

         (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Huntington Common issuable pursuant to the Merger shall have been received.

         (f) Nasdaq National Market Listing. The shares of Huntington Common issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market.

         (g) Tax Matters. Each Party shall have received a written opinion of counsel from Huntington's Counsel, in form reasonably satisfactory to such Parties and dated as of the Effective Time (the "Tax Opinion"), to the effect that (A) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, (B) the exchange in the Merger of shares of Empire Common for shares of Huntington Common will not give rise to gain or loss to the shareholders of Empire with respect to such exchange (except to the extent of any cash received), and (C) neither Empire nor Huntington will recognize gain or loss as a consequence of the Merger. Huntington shall also cause Huntington's Counsel to provide such tax opinion(s) as are required to be filed with the SEC as an exhibit to the Registration Statement, and any amendments thereto. In rendering such opinions, such counsel shall be entitled to rely upon representations of Empire's officers, directors, and shareholders holding in excess of five percent (5%) of the outstanding shares of Empire Common and representations of officers of Huntington, in each case reasonably satisfactory in form and substance to such counsel.

         7.2 CONDITIONS TO OBLIGATIONS OF HUNTINGTON. The obligations of Huntington to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by Huntington pursuant to Section 10.6(a) of this Agreement:

         (a) Representations and Warranties. The representations and warranties of Empire set forth in this Agreement shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Empire to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. Empire shall have delivered to Huntington (A) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 7.2(a) and 7.2(b) of this Agreement have been satisfied, and (B) certified copies of resolutions duly adopted by Empire's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as Huntington and its counsel shall request.

         (d) Opinion of Counsel. Huntington shall have received an opinion of Howard & Howard Attorneys, P.C, counsel to Empire, dated as of the Effective Date, in form reasonably satisfactory to Huntington, as to the matters set forth in Exhibit 2.

         (e) Accountant's Letters. Huntington shall have received from Empire's auditors letters (A) dated not more than three days prior to the date of the Proxy Statement and (B) dated as of the Effective Date, in each case with respect to certain financial information regarding Empire, in form and substance reasonably satisfactory to Huntington, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

         (f) Affiliates' Agreements. Huntington shall have received from each Affiliate of Empire the affiliate's agreement as and to the extent specified in
Section 5.4 of this Agreement.

         (g) Shareholders' Equity. Empire's shareholders' equity as of the end of last fiscal quarter preceding the Effective Date shall not be less than $45,886,000, excluding for purposes of the calculation of such shareholders' equity, the effects of: (A) any reductions in Empire's shareholders' equity resulting from any actions or changes in policies of Empire taken at the request of Huntington, including those described in Section 5.5 of this Agreement; and
(B) all costs, fees and charges, including fees and charges of Empire's accountants, counsel, and investment bankers, whether or not accrued or paid, that are related to the negotiation and consummation of the Merger.

         (h) Warrant. Empire shall have executed and delivered to Huntington the Warrant Purchase Agreement and the Warrant.





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


         (i) Dissenting Shareholders. The total number of dissenting shares, if any, as to which the right to dissent has been properly asserted under the Dissenters' Rights Law shall not exceed five percent of the total number of outstanding shares of Empire Common.

         (j) Title to Real Property. Empire shall have delivered to Huntington copies of all fee owner's and leasehold owner's title insurance commitments for policies in accordance with the requirements of Section 5.6, together with such updating endorsements and other endorsements as Huntington may reasonable require. All updating endorsements shall show no change in the record title since the preceding effective dates of the respective commitments.

         (k)  Survey.    Empire shall have delivered to Huntington the surveys
in accordance with the requirements of Section 5.7.

         (l) Environmental Assessments. Empire shall have complied in all material respects with its obligations under Section 5.8.

         7.3 CONDITIONS TO OBLIGATIONS OF EMPIRE. The obligations of Empire to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by Empire pursuant to Section 10.6(b) of this Agreement:

         (a) Representations and Warranties. The representations and warranties of Huntington set forth in this Agreement shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Huntington to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects, and the Registration Statement shall have been declared and shall remain effective.

         (c) Certificates. Huntington shall have delivered to Empire (A) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or an executive vice president and its chief financial officer, to the effect that the conditions of its obligations set forth in
Section 7.3(b) of this Agreement have been satisfied, and (B) certified copies of resolutions duly adopted by Huntington's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as Empire and its counsel shall request.

         (d) Opinion of Counsel. Empire shall have received an opinion of Porter, Wright, Morris & Arthur LLP, counsel to Huntington, dated as of the Effective Time, in form reasonably acceptable to Empire, as to the matters set forth in Exhibit 3.

         (e) Fairness Opinion. Empire shall have received a letter from McConnell, Budd & Downes, Inc., dated not more than five business days prior to the date of the Empire Proxy Statement, to the effect that, in the opinion of such firm, the Conversion Ratio in connection with the Merger is fair, from a financial point of view, to the shareholders of Empire, and such opinion shall not have been withdrawn prior to the date of the Shareholders' Meeting.


                                    ARTICLE 8
                                     CLOSING

         The closing of the Merger and the other transactions contemplated under the Merger Documents shall take place at the offices of Porter, Wright, Morris & Arthur LLP, in Columbus, Ohio, at 10:00 a.m., local time, on the date that is five business days after the last of the conditions specified in Article 7 hereof shall have been satisfied or waived, in accordance with the terms of this Agreement, or at such other place or time as the parties shall hereafter agree in writing. Notwithstanding the foregoing, the Merger will become effective as of the Effective Time.


                                    ARTICLE 9
                                   TERMINATION

         9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of the Merger Documents by the shareholders of Empire, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the respective Boards of Directors of Huntington and Empire;

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of the inaccuracy of any representation or warranty contained in this Agreement of the other Party which cannot be or has not been cured within 30 days after the giving written notice to such other Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of any termination by Huntington and Section 7.3(a) of this Agreement in the case of any termination by Empire;

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;

         (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(A) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by the Merger Documents shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (B) the shareholders of Empire fail to vote their approval of this Agreement and the transactions contemplated by the Merger Documents as required by the Laws of the State of Michigan, or by Empire's Governing Documents, at the Shareholders' Meeting where the Merger was presented to such shareholders for approval and voted upon;

         (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 2001, if the failure to consummate the transactions contemplated by the Merger Documents on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e);

         (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement; or

         (g) By Huntington, in the event that the Board of Directors of Empire fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the Merger, or withdraws such recommendation previously made, or fails to solicit proxies of shareholders of Empire to approve the Merger, or shall have affirmed, recommended, or authorized entering into any Acquisition Transaction or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the Assets of Empire.

         9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, the Merger Agreement and this Agreement shall become void and have no effect, except that (A) the provisions of this Section 9.2 and Articles 1 and 10 and Section 4.6(b) of this Agreement shall survive any such termination and abandonment, and
(B) a termination pursuant to Sections 9.1(b), (c), (d), (f), or (g) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Upon a termination of this Agreement, the Warrant and the Warrant Purchase Agreement shall terminate in accordance with the express provisions of those documents.

         9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this Section 9.3 and Articles 1 and 10 and Sections 4.6, 4.8, 5.4, 6.3, 6.4, and 6.5 of this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 EXPENSES. Except as otherwise provided in Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         10.2 TERMINATION FEE.

         (a)  If any of the following events (a "Triggering Event") occurs:

         (1) any material, willful, and intentional breach of the Merger Documents by Empire that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

         (2) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of Empire at any time prior to December 31, 2001, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire, and the Merger is not consummated prior to December 31, 2001;

         (3) (A) a proposal to engage in an Acquisition Transaction is received by Empire after February 4, 2000, or a Tender Offer is made directly to the shareholders of Empire or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the Shareholders' Meeting; (B) the Board of Directors of Empire (1) fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made,
(3) fails to solicit proxies of shareholders of Empire to approve the Merger, or
(4) fails to hold the Empire Shareholders' Meeting; and (C) the Merger is not consummated by December 31,

2001;

         Empire shall pay to Huntington an amount in cash equal to the sum of
(A) the direct costs and expenses or portion thereof referred to in Section 10.1, incurred by or on behalf of Huntington in connection with the transactions contemplated by the Merger Documents, and (B) $4,500,000; which sum represents additional compensation for Huntington's loss as the result of the transactions contemplated by the Merger Documents not being consummated. The amounts shall be an obligation of Empire and shall be paid by Empire promptly upon notice to Empire by Huntington.

         (b) Notwithstanding the foregoing, no amount will be due Huntington pursuant to Section 10.2(a) in the event of the failure to consummate the Merger solely as a result of any of the following: (1) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by Empire of any of its obligations under any of the Merger Documents; or (2) the Merger Documents are terminated pursuant to Section 9.1, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, or the announcement by another Person of a proposal involving an Acquisition Transaction.

         (c) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         10.3 BROKERS AND FINDERS. Except for the engagement of McConnell, Budd & Downes, Inc. by Empire, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated by the Merger Documents. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Empire or Huntington, each of Empire and Huntington, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, the Merger Documents (including the documents and instruments referred to herein) constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement thereunder expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of the Merger Documents.

         10.5 AMENDMENTS. To the extent permitted by Law, the Merger Documents may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Merger Documents has been obtained; provided, that after any such approval by the holders of shares of Empire Common, there shall be made no amendment that pursuant to Michigan law requires further approval by such shareholders without the further approval of such shareholders.

         10.6  WAIVERS.

         (a) Prior to or at the Effective Time, Huntington, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Empire, to waive or extend the time for the compliance or fulfillment by Empire of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Huntington under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Huntington.

         (b) Prior to or at the Effective Time, Empire, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Huntington, to waive or extend the time for the compliance or fulfillment by Huntington of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Empire under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Empire.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons



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

at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Empire:           Empire Banc Corporation
                           1227 E. Front Street
                           Traverse City, Michigan  49684
                           Attention: James E. Dutmers, Jr,
                             Chairman and Chief Executive Officer
                           Telecopy number:  (231) 922-7247

         Copy to Counsel:         Howard & Howard Attorneys, P.C.
                                  100 Portage Street, Suite 200
                                  Kalamazoo, Michigan 49007
                                  Attention:  Joseph Hemker, Esq.
                                  Telecopy number:  (616) 382-1568

         Huntington:       Richard A. Cheap
                           General Counsel and Secretary
                           Huntington Bancshares Incorporated
                           41 South High Street
                           Columbus, Ohio 43287
                           Telecopy number:  (614) 480-5485

         Copy to Counsel:         Mary Beth M. Clary, Esq.
                                  Porter, Wright, Morris & Arthur LLP
                                  5801 Pelican Bay Blvd., Suite 300
                                  Naples, Florida  43108
                                  Telecopy number:  (941) 593-2959

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to any applicable conflicts of Laws, except to the extent that Maryland law governs certain aspects of the Merger as it relates to Huntington or Michigan law governs certain aspects of the Merger as it relates to Empire.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.


         10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties



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acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.15 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors in interest any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   HUNTINGTON BANCSHARES  INCORPORATED


                                   By: /s/ Richard A. Cheap
                                       ----------------------------------------
                                        Richard A. Cheap
                                        General Counsel and Secretary


                                   EMPIRE BANC CORPORATION


                                   By: /s/ James E. Dutmers, Jr.
                                       ----------------------------------------
                                           James E. Dutmers, Jr.,
                                           Chairman and Chief Executive Officer

                                             EXHIBIT 1 TO SUPPLEMENTAL AGREEMENT


                           WARRANT PURCHASE AGREEMENT


         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of February 4, 2000, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and EMPIRE BANC CORPORATION, a Michigan corporation ("Empire").


                                    RECITALS:

         A.   Concurrently herewith, Huntington and Empire have entered into
(1) a certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of Empire into Huntington (the "Merger"), and (2) a certain Supplemental Agreement, dated as of the date hereof, which contains certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents.

         B. As a condition to Huntington's entering into the Merger Agreement and the Supplemental Agreement, and in consideration therefor, Empire has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 630,080 shares of Empire Common, on the terms and conditions set forth herein.


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, Empire shall execute a warrant in favor of Huntington in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 630,080 shares of Empire Common at a purchase price equal to $29.00 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth in this Agreement.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Empire shall receive a written request therefor from the Holder, Empire shall prepare and file a registration statement under the 1933 Act covering


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


such number of shares of Empire Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither Empire nor any other holder of securities of Empire may include any other securities in such registration.

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Empire shall determine to proceed with the preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, Empire shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from Empire, Empire shall, except as herein provided, cause all shares of Empire Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent Empire from abandoning or delaying any registration at any time; and provided, further, that if Empire decides not to proceed with a registration after the registration statement has been filed with the SEC and Empire's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Empire, Empire shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by Empire as the result of such registration after Empire has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of Empire Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of Empire Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by Empire, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of Empire Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF EMPIRE IN CONNECTION WITH A REGISTRATION. If and whenever Empire is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of Empire Common under the 1933 Act, Empire shall:

                 (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

              (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

              (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

              (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that Empire shall not be required by virtue hereof to submit to the general jurisdiction of any state;

              (e) notify the Holder, promptly after Empire shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

              (f) notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

              (g) prepare and file with the SEC, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for Empire), is required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the shares of Empire Common by the Holder;

              (h) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the 1933 Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

              (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and


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


              (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (1) an opinion or opinions of the counsel representing Empire for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (2) a letter or letters from the independent certified public accountants of Empire, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of Empire included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of Empire Common in a registration statement pursuant to Section 3 hereof, Empire shall bear the following fees, costs, and expenses: all registration, stock exchange listing or NASD fees, printing expenses, fees and disbursements of counsel and accountants for Empire, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Empire and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the Empire Common being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         SECTION 6. INDEMNIFICATION.

              (a) Empire shall indemnify and hold harmless the Holder, any underwriter (as defined in the 1933 Act) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the 1933 Act, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that Empire will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.


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


              (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against Empire pursuant to the provision of such paragraph (a), promptly notify Empire of the commencement thereof; but the omission to so notify Empire will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies Empire of the commencement thereof, Empire shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and Empire and there is a conflict of interest which would prevent counsel for Empire from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from Empire to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but Empire shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (1) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (2) Empire shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (3) Empire has authorized the employment of counsel for the indemnified party at the expense of Empire.

              (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7. REPURCHASE RIGHTS.

              (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                    (1) Empire may, and upon the written request of the Holder, Empire shall, repurchase the Warrant from the Holder at a price (the "Warrant

         Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price; and

                    (2) Empire may, and upon the written request of the owner (the "Owner") of any shares of Empire Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), Empire shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price.

            (b) For purposes of Section 7(a), the "Market/Offer Price" shall mean the highest of (1) the price per share at which a tender offer or exchange offer for shares of Empire Common has been made, (2) the price per share of Empire Common to be paid by any third party pursuant to an agreement with Empire, and (3) the highest closing price for shares of Empire Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Empire Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

            (c) The Holder and the Owner may exercise their respective rights to require Empire to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to Empire, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests Empire to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of Section 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, Empire shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which Empire is not then prohibited under applicable law and regulation from so delivering.

                    (d) To the extent that Empire is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, Empire shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which Empire is no longer so prohibited. Upon receipt of such notice from Empire and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to Empire at its principal office stating that the


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



     Holder and/or the Owner elects to revoke its election to exercise its right to require Empire to repurchase the Warrant and/or Warrant Stock, whereupon Empire will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to Empire for purposes of such repurchase. Whether or not such election is revoked, Empire hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Empire to repurchase the Warrant and/or the Warrant Stock as promptly as practicable.

         SECTION 8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. Empire will not enter into any transaction described in Section 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of Empire hereunder.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, Empire specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and Empire hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of Empire hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.

                                 HUNTINGTON BANCSHARES
                                     INCORPORATED



                                   By: /s/ Richard A. Cheap
                                       ----------------------------------------
                                        Richard A. Cheap
                                        General Counsel and Secretary


                                 EMPIRE BANC CORPORATION



                                 By:  /s/ James E. Dutmers, Jr.
                                      ------------------------------------
                                      James E. Dutmers, Jr.,
                                      Chairman and Chief Executive Officer



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


                                                                    ATTACHMENT A


THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                     WARRANT

                        TO PURCHASE 630,080 COMMON SHARES

                                       OF

                             EMPIRE BANC CORPORATION


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from EMPIRE BANC CORPORATION, a Michigan corporation ("Empire"), at any time on or after the date hereof, an aggregate of up to 630,080 common shares, without par value, of Empire ("Empire Common"), at a price of $29.00 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Empire (the "Warrant Purchase Agreement"). The number of shares of Empire Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Huntington and Empire (the "Merger Agreement"), which provides for the merger of Empire into Huntington (the "Merger"), and a certain Supplemental Agreement between Huntington and Empire, which provides certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). (The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.


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



         SECTION 1.     EXERCISE OF THE WARRANT.

                 (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Empire except upon the occurrence of any of the following events (a "Triggering Event"):

         (1) any material, willful, and intentional breach of the Merger Documents by Empire that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

         (2) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of Empire at any time prior to January 31, 2001, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire, and the Merger is not consummated prior to January 31, 2001; or

         (3) (A) a proposal to engage in an Acquisition Transaction is received by Empire after February 4, 2000, or a Tender Offer is made directly to the shareholders of Empire or the intention of making an Acquisition Transaction or a Tender Offer is announced at any time prior to the holding of the Empire Shareholders' Meeting; (B) the Board of Directors of Empire (1) fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of Empire to approve the Merger, or (4) fails to hold the Empire Shareholders' Meeting; and (C) the Merger is not consummated by January 31, 2001.

                 (b) Notwithstanding the foregoing, this Warrant shall not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (1) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of the Acquisition Proposal or a breach by Empire of any of its obligations under any of the Merger Documents; or (2) the Merger



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


Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire after February 4, 2000, of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced. Empire represents to the Holder that, except with respect to the Merger Documents, there are no proposals or offers to engage in an Acquisition Transaction previously received by Empire which remain outstanding as of the close of business on February 4, 2000. Any breach of this representation by Empire will cause any such proposal or offer, whether in its original form or as amended, to be deemed to be received by Empire after February 4, 2000, for purposes of this Section 1.

                 (c) This Warrant shall be exercised by presentation and surrender hereof to Empire at its principal office accompanied by (1) a written notice of exercise for a specified number of shares of Empire Common, (2) payment to Empire, for the account of Empire, of the Exercise Price for the number of shares specified in such notice, and (3) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of Empire Common specified in the notice shall be payable in immediately available funds.

                 (d) Upon such presentation and surrender, Empire shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by Section 1(f), the shares to which the Holder is entitled hereunder.

                 (e) If this Warrant should be exercised in part only, Empire shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Empire of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Empire Common issuable upon such exercise, notwithstanding that the stock transfer books of Empire shall then be closed or that certificates representing such shares of Empire Common shall not then be actually delivered to the Holder. Empire shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by
Section 1(f).

                 (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.



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


         SECTION 2.    CERTAIN COVENANTS AND REPRESENTATIONS OF EMPIRE.

                 (a) Empire shall at all times maintain sufficient authorized but unissued shares of Empire Common so that this Warrant may be exercised without additional authorization of the holders of Empire Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Empire Common.

                 (b) Empire represents and warrants to the Holder that the shares of Empire Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                 (c) Empire agrees (1) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Empire; (2) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. ss.18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Empire duly and effectively to issue shares pursuant to the exercise hereof; and (3) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Empire shall not be required to issue fractional shares of Empire Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Empire for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Empire Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Empire of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Empire will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Empire, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5.    CERTAIN TRANSACTIONS.

                 (a) In case Empire shall (1) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (2) permit any Person, other than Huntington or one of its Affiliates, to merge into Empire and Empire shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Empire Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (3) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(2) above, Empire, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                 (b) For purposes of this Section 5, the following terms have the meanings indicated:

                       (1) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Empire (if other than Empire), (B) the corporation merging into Empire in a merger in which Empire is the continuing or surviving person and in connection with which the then outstanding shares of Empire Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Empire's assets;

                       (2) "Substitute Common" shall mean the common stock issued by the issuer of the Substitute Warrant;

                       (3) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Empire's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Empire as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Empire Common outstanding at the time of such sale;

                           (4) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the



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




         closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if Empire is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Empire or by any company which controls such Person, as the Holder may elect;

                       (5) A "Person" shall mean any individual, firm, corporation, or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                       (6) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                 (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                 (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of Empire Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Empire Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6.    RIGHTS OF THE HOLDER; REMEDIES.

                 (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of Empire Common.

                 (b) Without limiting the foregoing or any remedies available to the Holder, Empire specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Empire hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Empire hereunder and injunctive relief against actual or threatened violations of the provisions hereof.



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


         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of Empire Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                 (a) In the event that Empire issues any additional shares of Empire Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Empire Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                 (b) (1) In the event that, after the date hereof, Empire pays or makes a dividend or other distribution of any class of capital stock of Empire in Empire Common, the number of shares of Empire Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Empire Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                     (2) In the event that, after the date hereof, outstanding shares of Empire Common are subdivided into a greater number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Empire Common are combined into a smaller number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                     (3) The reclassification (including any reclassification upon a merger in which Empire is the continuing corporation) of Empire Common into securities including other than Empire Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Empire Common outstanding immediately prior to such reclassification into the number of shares of Empire Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (2) above.

                 (c) Whenever the number of shares of Empire Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Empire Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Empire Common purchasable after the adjustment.



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


                 (d) For the purpose of this Section 7, the term "Empire Common" shall include any shares of Empire of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Empire and which is not subject to redemption by Empire.

    SECTION 8.   NOTICE.

                 (a) Whenever the number of shares of Empire Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Empire shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Empire, setting forth the number of shares of Empire Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                 (b)  Upon the occurrence of a Triggering Event, Empire shall
    (1) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (2) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (3) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Empire setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                 (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Empire and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (1) six months after the occurrence of a Triggering Event, (2) the Effective Date of the Merger, (3) the date of termination of the Merger Documents unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire, or the announcement by another Person, of a proposal involving an Acquisition Transaction or Tender Offer, or (4) March 31, 2001.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 4th day of February, 2000.



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


ATTEST:                        EMPIRE BANC CORPORATION



By: /s/ William T. Fitzgerald, Jr.      By:  /s/ James E. Dutmers, Jr.
    ------------------------------          ------------------------------------
    William T. Fitzgerald, Jr.              James E. Dutmers, Jr.,
Title: Vice President And                   Chairman and Chief Executive Officer
       Secretary/Treasurer



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


                                             EXHIBIT 2 TO SUPPLEMENTAL AGREEMENT


         MATTERS AS TO WHICH HOWARD & HOWARD ATTORNEYS, P.C. SHALL OPINE


         1. Empire is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         2. Each of the Empire Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the United States or its state of incorporation, with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         3. The execution and delivery of the Merger Documents and compliance with their respective terms by Empire do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Empire nor, to our knowledge but without any independent investigation, any Law, Order, Permit or Contract to which Empire is a party or by which Empire or any of its material Assets is bound.

         4. The Merger Documents have been duly and validly executed and delivered by Empire and assuming valid authorization, execution, and delivery by Huntington, constitute the valid and binding agreements of Empire enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5. Empire has the corporate power and authority to own its properties and assets and to carry on its business within the State of Michigan. To our Knowledge, Empire is not required to be qualified to do business in any jurisdiction other than Michigan.

         6. All corporate actions required to be taken by the directors and shareholders of Empire to authorize the Merger Documents and the transactions contemplated thereby have been taken.

         7. All eligible accounts of deposit in all Empire Subsidiaries that are depository institutions are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Law.

         8. The Merger shall be exempted from the requirements of Section 780 of Chapter 7A of the Michigan Business Corporation Act, as amended.



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


         9. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (a) result in the grant of any Rights to any Person under the Empire Rights Agreement, (b) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement, (c) permit any holder of any of the Rights under the Empire Rights Agreement to exercise any such Rights, or (d) give any Person any Right to purchase any securities issued by Huntington under the Empire Rights Agreement.



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


                                             EXHIBIT 3 TO SUPPLEMENTAL AGREEMENT

       MATTERS AS TO WHICH PORTER, WRIGHT, MORRIS & ARTHUR LLP SHALL OPINE


         1. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         2. The execution and delivery of the Merger Documents and compliance with their respective terms by Huntington do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Huntington or, to our knowledge but without any independent investigation, any Law, Order, or Permit to which Huntington is a party or by which Huntington is bound.

         3. The Merger Documents have been duly and validly executed and delivered by Huntington and, assuming valid authorization, execution and delivery by Empire, constitute the valid and binding agreements of Huntington enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         4. All corporate action required to be taken by the directors of Huntington to authorize the Merger Documents and the transactions contemplated thereby have been taken and the shareholders of Huntington are not required to take any action with respect to the Merger Documents.

         5. The shares of Huntington Common to be issued to the shareholders of Empire as contemplated by the Merger Documents have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid, and non-assessable under the Maryland Business Corporation Act.



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